EXHIBIT 5.1
June 24, 2009
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, MI 48098-2639
Ladies and Gentlemen:
     We have acted as counsel to Flagstar Bancorp, Inc., a Michigan corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on June 24, 2009, pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, including the Prospectus being filed as a part thereof (the “Prospectus”), relates to the resale from time to time by selling securityholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of the following securities of the Company:
     (a) 266,657 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Preferred Stock”) of the Company, $0.01 par value per share and liquidation preference $1,000 per share;
     (b) a warrant to purchase 64,513,790 shares of the Company’s common stock, $0.01 par value per share (the “Warrant”);
     (c) 64,513,790 shares of the Company’s common stock, $0.01 par value per share, issuable upon exercise of the Warrant (the “ Warrant Stock”); and
     (d) 395,909,794 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) owned on the date of this opinion by certain selling securityholders or to be acquired upon exercise of the Additional Warrant Stock (as defined below).
     The Preferred Stock and the Warrant were originally issued by the Company to the United States Department of the Treasury (“Treasury”) on January 30, 2009 pursuant to that certain Letter Agreement, dated January 30, 2009, between the Company and Treasury (including the schedules thereto and the Securities Purchase Agreement — Standard Terms (including the Annexes thereto) attached as Exhibit A to the Letter Agreement; collectively, the “Purchase Agreement”), in connection with Treasury’s Capital Purchase Program enacted as part of the Troubled Assets Relief Program under the Emergency Economic Stabilization Act of 2008. The Common Stock is currently owned by certain of the selling securityholders except that 11,111,401 shares of Common Stock (the “Additional Warrant Stock”) are issuable upon exercise of certain warrants (the “Additional Warrants”) held by selling securityholders, all as described in greater detail in the Prospectus. The Preferred Stock, the Warrant, the Warrant Stock and the Common Stock are referred to herein as the “Securities” and the Common Stock other than the Warrant Stock and the Additional Warrant Stock is referred to herein as the “Remaining Common Stock.”
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the amended and restated articles of incorporation of the Company as currently in effect, including the certificate of designations setting forth the terms of the Preferred Stock; (ii) the bylaws of the Company as currently in effect; (iv) the Warrant; (v) the Additional Warrants; (vi) certain resolutions of the Board of Directors of the Company relating to the Purchase Agreement and the issuance of the Securities covered by the Registration Statement; and (vii) such other documents, corporate records and instruments as we have deemed necessary or appropriate in connection with providing this opinion letter. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     The opinions set forth below are subject to the following limitations, qualifications and assumptions:
     We have assumed, for purposes of the opinions expressed herein, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed, reproduced or electronic copies and the authenticity of the originals of such latter documents. As to facts material to the opinions and assumptions expressed herein, we have, with your consent, relied on oral or written statements and representations of officers and other representatives of the Company and others, including, but not limited to, the statements in the Officers’ Certificate and the representations and warranties of the Company in the Purchase Agreement including the Standard Terms), the Warrant and the Additional Warrant. We have not independently verified such matters. Our opinion regarding the Preferred Stock, the Warrant and the Common Stock (other than the Warrant Stock and the Additional Warrant Stock) that they are fully paid and nonassessable is based solely on the Officers’ Certificate which confirms the Company’s receipt of the consideration required by the Purchase Agreement or otherwise. We assume that all actions required to register and qualify the Securities for sale under all applicable state securities laws will be accomplished prior to the offer and sale of the Securities.
     Based upon and subject to the foregoing and the further qualifications and limitations set forth below and such legal considerations as we have deemed relevant, we are of the opinion that:
     (1) The issuance and sale of the Preferred Stock by the Company have been duly authorized by the Company, and the Preferred Stock is validly issued, fully paid and nonassessable.
     (2) The Warrant has been duly authorized, executed and delivered by the Company.
     (3) The Warrant Stock and the Additional Warrant Stock have been duly authorized and, upon issuance in connection with the exercise of the Warrant and the Additional Warrants, respectively, in accordance with their respective terms, including payment to the Company of the exercise price for such Warrant Stock and Additional Warrant Stock in full, such Warrant Stock and Additional Warrant Stock will be validly issued, fully paid and nonassessable.
     (4) The Remaining Common Stock has been duly authorized, and is validly issued, fully paid and nonassessable.
     The opinions expressed herein are limited solely to (i) the federal laws of the United States of America and (ii) the laws of the State of Michigan, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “LEGAL MATTERS” in the Prospectus comprising a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.
     It is our understanding that this opinion is to be used only in connection with the offer and sale of the securities covered by the Registration Statement while the Registration Statement is in effect.
Very truly yours,
/s/ Kutak Rock LLP